EXHIBIT 10.30

PRIMERICA, INC.

EXECUTIVE TEAM RESTRICTED STOCK UNIT

AWARD AGREEMENT

Primerica, Inc. (“Primerica”) hereby grants to [NAME] (the “Participant”) Stock Units (the “Restricted Stock Units”) pursuant to the Primerica, Inc. 2020 Omnibus Incentive Plan (the “Plan”), subject to the conditions and restrictions detailed in the Plan and in this Employee Restricted Stock Unit Award Agreement (the “Award Agreement”). Terms applicable to the Restricted Stock Units are contained in the Plan and in this Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1.
Grant of Restricted Stock Units.

Grant Date:	February 16, 2024
Number of Restricted Stock Units:	[# UNITS]
Vesting Dates (one-third of the Restricted Stock Units vest on each Vesting Date):	March 1, 2025 March 1, 2026 March 1, 2027
Payment Dates:	Each Vesting Date

2.
Vesting and Delivery. Each Restricted Stock Unit represents an unfunded, unsecured promise by Primerica to deliver one share of Primerica’s common stock, par value $.01 per share (“Common Stock”), subject to the terms and conditions contained in this Agreement and the Plan. The Restricted Stock Units shall, except as provided in Section 3 below, become vested on the Vesting Dates set forth in Section 1, and the Restricted Stock Units so vesting shall be settled by delivery of shares of Common Stock as of the Payment Date with respect to each such Vesting Date. Such delivery of shares of Common Stock by Primerica shall discharge it of all of its duties and obligations under this Agreement and the Plan with respect to such vested Restricted Stock Units.
3.
Termination of Employment. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s employment, the Restricted Stock Units shall be treated as follows:
(a)
Voluntary Resignation; Termination by Primerica for Cause. If the Participant voluntarily terminates employment with Primerica (other than upon a Retirement as described in Section 3(c)) or if Primerica terminates the Participant’s employment for Cause, vesting of the Restricted Stock Units will cease on the date the Participant’s employment is so terminated, the unvested portion of the Restricted Stock Units (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any unvested Restricted Stock Units. For purposes of this Section 3, all references to “Primerica” shall include direct and indirect subsidiaries of Primerica (each, a “Subsidiary”).

Executive Team Restricted Stock Unit Award Agreement

Approved as of February 16, 2024

(b)
Termination by Primerica Other than for Cause. If the Participant’s employment is terminated by Primerica for any reason other than Cause (including without limitation following completion of the Participant’s approved disability leave pursuant to the Primerica disability policy (the “Disability Policy”), the unvested portion of the Restricted Stock Units (if any) will vest as of the termination date.
(c)
Retirement. If the Participant (i) voluntarily terminates employment with Primerica after having attained at least the age of 55 and with the sum of the Participant’s age (in whole years) plus the Participant’s Years of Service (as defined below) equaling 75 or more on the date of such termination; (ii) notice has been provided to the Chief Executive Officer (the “CEO”) of Primerica (or to the Chairman of the Board in the event it relates to the CEO’s retirement) at least six months prior to the individual’s proposed retirement date; and (iii) adequate transition cooperation has been provided up until the last day of employment as determined in the sole discretion of the CEO (or the Chairman of the Board in the event it relates to the CEO’s retirement) (a “Retirement”), then the unvested portion of the Restricted Stock Units (if any) will vest as of the date of the Participant’s Retirement. For purposes of this Agreement, the term “Years of Service” shall mean the total number of years the Participant’s period of service to Primerica and any Subsidiary as of the date the Participant terminates employment.
(d)
Death. If the Participant’s employment is terminated upon the Participant’s death, the unvested portion of the Restricted Stock Units (if any) will vest as of the termination date.
(e)
Payment Date. In the event of the Participant’s termination of employment as described in subsection (b), (c) or (d) of this Section 3, any previously unpaid Restricted Stock Units shall be settled by delivery to the Participant of shares of Common Stock on the sixtieth (60th) day following the Participant’s termination of employment; provided that, to the extent necessary to comply with Code Section 409A (as defined in Section 14 below), in the case of a Participant who is a “specified employee” (as such term is used in Code Section 409A), such payment shall be made on the date that is six (6) months following the date of the Participant’s employment termination (or, if earlier, the date of the Participant’s death). Delivery of shares of Common Stock by Primerica shall discharge it of all of its duties and obligations under this Agreement and the Plan with respect to the Participant’s Restricted Stock Units.
(f)
Release Agreement. Notwithstanding the foregoing, payment of the Participant’s previously unvested Restricted Stock Units upon termination of employment as described in subsection (b) or (c) above shall be subject to and conditioned upon the Participant having executed a waiver of claims and general release of Primerica, in a form reasonably acceptable to Primerica, and for which any revocation rights have expired, before the end of the sixty (60) day period described in subsection (e). If a Participant fails or refuses to execute such a waiver of claims and general release, or timely revokes a previously executed waiver of claims and general release, before the end of such sixty (60) day period, such amounts will not vest as described in subsection (b) or (c) above, and the unvested portion of the Restricted Stock Units will be cancelled, and the Participant shall have no further rights with respect to any unvested Restricted Stock Units.

Executive Team Restricted Stock Unit Award Agreement

Approved as of February 16, 2024

4.
Stockholder Rights. The grant of Restricted Stock Units does not entitle the Participant to any rights of a stockholder of Common Stock, including dividends or voting rights, until such time as the Restricted Stock Units are settled in Common Stock. However, prior to the delivery of the shares of Common Stock, for so long as the Participant remains actively employed by Primerica or a Subsidiary, the Participant shall have the right to receive dividend equivalent payments in an amount equal to all dividends or other distributions payable with respect to the equivalent number of shares of Common Stock, which shall be payable at such time as the dividends and other distributions are payable to Primerica shareholders.
5.
Nontransferable. As provided by the terms of the Plan, no rights granted under this Agreement, nor any shares of Common Stock issuable pursuant to this Agreement, shall be transferable or assignable by the Participant (or by any other person), other than by will or by the laws of descent and distribution, and they may not be pledged or hypothecated in any way, prior to the issuance and delivery of the shares of Common Stock pursuant to this Agreement. Any attempted transfer, assignment, pledge or other disposition contrary to the provisions of the Plan and this Agreement shall be null and void and without legal effect.
6.
Consent to Electronic Delivery. In lieu of receiving documents in paper format, by receipt of the Restricted Stock Units, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, stock certificates, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Stock Units. Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on an Internet site to which the Participant has access.
7.
Tax Withholding. The Participant shall be responsible for any applicable taxes and penalties, and any interest that accrues thereon, incurred in connection with the Restricted Stock Units, including the payment of any dividends with respect thereto. Primerica or a Subsidiary employing the Participant has the authority and the right to deduct or withhold, or require the Participant to remit to the employer, an amount sufficient to satisfy withholding requirements with respect to applicable federal, state, local, foreign or other governmental taxes or charges (including, without limitation, income, payroll and excise taxes) and to take such other action as may be necessary to satisfy any such withholding obligations.
8.
Compliance with EESA. To the extent that the Participant and the Restricted Stock Units are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Restricted Stock Units must comply with EESA, and the Agreement and the Plan will be interpreted or reformed to so comply. If requested by Primerica, the Participant will grant to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Restricted Stock Units that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities

Executive Team Restricted Stock Unit Award Agreement

Approved as of February 16, 2024

purchase agreement or other agreement entered into between Primerica or its affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.
9.
Entire Agreement. The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Restricted Stock Units and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.
10.
No Right to Employment. Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.
11.
Arbitration. Any disputes related to the Restricted Stock Units shall be resolved by arbitration in accordance with Primerica’s arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Stock Units shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.
12.
Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control.
13.
Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
14.
Internal Revenue Code Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other official guidance issued thereunder (“Code Section 409A”), to the extent subject thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance with Code Section 409A. References to the Participant’s termination of employment or words of similar import as used in this Agreement shall mean the Participant’s “separation from service” as such term is used in Code Section 409A. Each installment or other payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. To the extent that payments and benefits under this Agreement are nonqualified deferred compensation subject to Code Section 409A and are contingent upon the Participant’s taking any employment-related action, including without limitation execution (and nonrevocation) of another agreement, such as a release agreement, and the period within which such action(s) may be taken by the Participant would begin in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year.
15.
Successors and Assigns. This Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors. This Agreement shall be binding on Primerica and its successors and assigns.

Executive Team Restricted Stock Unit Award Agreement

Approved as of February 16, 2024

16.
Reimbursement or Cancellation of Certain Awards. The Restricted Stock Units will be subject to repayment by the Participant to Primerica (i) to the extent set forth in the Plan and (ii) to the extent the Participant is, or in the future becomes, subject to (a) any other Primerica or affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or otherwise or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws. Further, in the event that the Committee determines that the Restricted Stock Units would not have been granted, vested or paid absent fraud or misconduct of the Participant, the Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud or misconduct. Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, causing the partial or full cancellation of any Restricted Stock Units granted to the Participant or requiring partial or full repayment of the value of the Common Stock acquired on settlement of the Restricted Stock Units, in each case as the Committee determines to be in the best interests of Primerica.

Executive Team Restricted Stock Unit Award Agreement

Approved as of February 16, 2024